Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

TICKER SYMBOL (NYSE: UFS) (TSX: UFS)	MEDIA AND INVESTOR RELATIONS Pascal Bossé Vice-President Corporate Communications and Investor Relations Tel.: 514-848-5938

DOMTAR PROVIDES BUSINESS UPDATE

Company to release second quarter of 2013 financial results on July 25, 2013

(All financial information is in U.S. dollars, unless otherwise noted.)

Montreal, July 12, 2013 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today provided an update on its financial performance for the second quarter of 2013. Domtar’s management expects sales to be $1,312 million and estimates the operating loss to be between $30 and $35 million.

EBITDA before items1 will be between $130 and $135 million primarily due to a combination of costs related to maintenance shutdowns, lower pulp productivity, lower paper and pulp shipments and higher costs for freight. During the second quarter of 2013, paper and pulp shipments stood at 801,000 tons and 344,000 metric tons, respectively.

Estimated operating loss in the second quarter of 2013 includes a litigation settlement charge of $49 million, closure and restructuring costs of $18 million, a charge of $5 million related to the impairment and write-down of property, plant and equipment, and depreciation and amortization of $93 million. Adjusting estimated operating loss for these four amounts yields EBITDA before items1.

“We had sub optimal pulp productivity and unusually high costs due to significant planned maintenance and delayed restarts in our pulp mills.” said John D. Williams, President and Chief Executive Officer. “However, a closer look at our operations demonstrates that by quarter end we made very good progress on addressing production issues in the Pulp and Paper business. We remain confident that we will return to more normalized productivity levels across the business by the end of the third quarter.”

Domtar will release its second quarter of 2013 financial results before markets open on Thursday, July 25, 2013. A conference call will be held to discuss the results at 10:00 a.m. (ET) the same day. Financial analysts are invited to participate in the call by dialing 1-866-321-8231 (North America) or 1-416-642-5213 (International). Media and other interested individuals are invited to listen to the live webcast at www.domtar.com. A replay will be available by dialing 1-888-203-1112 (North America) or 1-647-436-0148 (International) using access code 5591030 until August 8, 2013.

[1]	Non-GAAP financial measure. EBITDA before items is presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

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About Domtar

Domtar Corporation (NYSE: UFS) (TSX: UFS) designs, manufactures, markets and distributes a wide variety of fiber-based products including communication papers, specialty and packaging papers and adult incontinence products. The foundation of its business is a network of world class wood fiber converting assets that produce papergrade, fluff and specialty pulps. The majority of its pulp production is consumed internally to manufacture paper and consumer products. Domtar is the largest integrated marketer of uncoated freesheet paper in North America with recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice®. Domtar is also a leading marketer and producer of a complete line of incontinence care products marketed primarily under the Attends® brand name as well as baby diapers. Domtar owns and operates Ariva®, a network of strategically located paper and printing supplies distribution facilities. In 2012, Domtar had sales of US$5.5 billion from some 50 countries. The Company employs approximately 9,900 people. To learn more, visit www.domtar.com.

Forward-Looking Statements

All statements in this news release that are not based on historical fact, including our estimates for the second quarter 2013 results, are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, the finalization of the accounting for the second quarter 2013 results and those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Q’s. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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